UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2005

BORLAND SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20450 Stevens Creek Blvd, Suite 800

Cupertino, California 95014

(Address of principal executive offices, including zip code)

(408) 863-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

(a)(1)	On December 2, 2005, Borland Software Corporation (the “Company”) and Scott J. Arnold entered into a Separation and Mutual Release Agreement (the “Separation Agreement”) pursuant to which Mr. Arnold will step down as the Company’s Executive Vice President and Chief Operating Officer effective December 2, 2005 (the “Termination Date”).

(a)(2)	Pursuant to the terms the Separation Agreement, in addition to any earned but unpaid salary and unreimbursed expenses through the Termination Date and in exchange for a general release of claims, Mr. Arnold will receive the following benefits from the Company: a total cash severance payment of $765,000, continuation of health coverage by having the Company pay Mr. Arnold’s COBRA premiums for up to twelve (12) months, transfer of certain tangible personal property previously provided to Mr. Arnold, and reimbursement of up to $5,000 for legal fees incurred in connection with the negotiation of the Separation Agreement with the Company. Mr. Arnold’s ability to exercise his stock options for a period of twelve (12) months from the Termination Date shall survive the termination of the Employment Agreement.

Item 1.02 – Termination of a Material Definitive Agreement.

(a)	On December 2, 2005, Scott J. Arnold stepped down as Executive Vice President and Chief Operating Officer of the Company. Mr. Arnold had served in such capacity pursuant to the terms of an employment agreement between the Company and Mr. Arnold, dated October 2, 2003 (the “Employment Agreement”). See Item 1.01(a)(1) and (2) above.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	On December 2, 2005, Mr. Arnold stepped down as Executive Vice President and Chief Operating Officer of the Company. See Item 1.01(a)(1) and (2) above.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.81	Separation and Mutual Release Agreement between the Company and Scott J. Arnold, dated December 2, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORLAND SOFTWARE CORPORATION

By:	/s/ Timothy J. Stevens
Timothy J. Stevens Senior Vice President & General Counsel

Date: December 6, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.81	Separation and Mutual Release Agreement between the Company and Scott J. Arnold, dated December 2, 2005.